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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:             DCM Series Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                                 7 WELLS AVENUE
                                NEWTON, MA 02459


Registrant's Telephone Number, including Area Code: 617-527-0033

Name and Address of Agent for Service of Process:

                                Carla B. Herwitz
                             Choate, Hall & Stewart
                                 Exchange Place
                                 53 State Street
                                Boston, MA 02109

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES [X]                       NO [ ]


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Newton and the Commonwealth of Massachusetts on the 9th day of August, 1999.



                                              DCM SERIES TRUST



                                              By:   /s/ Jonathan J. Derby
                                                  -----------------------------
                                              Name: Jonathan J. Derby
                                              Title: Vice President and Trustee